UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 12, 2008

CHAPEAU, INC.
(Exact name of registrant as specified in its charter)

Utah	033-01289-D	87-0431831
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1190 Suncast Lane, Suite 2, El Dorado Hills, California	95762
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (916) 939-8700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR 240.14d-2(b))

[  ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 12, 2008, the Board of Directors (the “Board”) of Chapeau, Inc., a Utah corporation (“Chapeau”), held a special meeting of the Board.  At the special meeting, the Board increased the number of authorized directors from three directors to five directors and appointed Godfrey Evans and Craig Tompkins to immediately fill the two vacancies.  However, on August 16, 2008 Mr. Evans resigned from the Board for personal reasons and without any disagreement with Chapeau.

Since February 2007 Mr. Tompkins has served as the Vice Chairman of Marshall & Stevens, Inc. (a business valuation and financial consulting firm).  He is also special counsel to Reading International, Inc. (a NYSE listed real estate and cinema exhibition company), having served until November 2007 (and for more than five years prior to that date) as the Executive Vice President, General Counsel and Director of Business Affairs.  Mr. Tompkins prior experience as a director includes, serving as a director and chairman of the audit committee of G&L Realty Corp. (a NYSE listed REIT that went private in 2006), serving as a director and member of the audit and compensation committees of Fidelity Federal Bank, FSB (which was sold in 2001), as a director and president of Craig Corporation (prior to its consolidation with Reading International, Inc.).  Mr. Tompkins is a Magna Cum Laude graduate of Claremont McKenna College and Harvard Law School, and is a retired partner of Gibson, Dunn & Crutcher.

Mr. Tompkins will serve with Bob Medearis on Chapeau’s Special Restructuring Committee (which was formed at the special meeting) to assist Chapeau in evaluating its strategic direction and to advise on Chapeau’s financial condition.

At the special meeting, the Board also suspended Guy Archbold from his position as Chapeau’s Chief Executive Officer, with pay, pending the resolution of certain matters surrounding his service in such role. The Board appointed Steve Brandon, age 50, Chapeau’s President since May 22, 2007, to serve as interim Chief Executive Officer. Mr. Brandon joined Chapeau in February 2006.  Prior to joining Chapeau, Mr. Brandon served as the President of Specialized Precision Services, LLC (“SPS”), a system design, fabrication and assembly company that Mr. Brandon co-founded in 2005.  Prior to SPS and beginning in 1999, Mr. Brandon served as Senior Vice President of Hess Microgen, a wholly owned subsidiary of Amerada Hess Corporation. Mr. Brandon has also served in several positions with the Federal Aviation Administration of the United States, including National Program Manager responsible for planning and execution of numerous programs related to the systematic improvement of air traffic control facilities.

Item 8.01.  Other Events.

At the special meeting discussed above, the Board and management engaged in a discussion regarding the financial condition and results of operations of Chapeau.  Following such discussion and based on the information supplied by management, the Board determined that they believe Chapeau will require significant additional working capital in the immediate near term to continue operations as a going concern and charged the Special Restructuring Committee (which was formed at the special meeting), comprised of Messrs. Medearis and Tompkins, with advising the Board on its strategic alternatives.  Chapeau is actively seeking sources of capital to meet its working capital requirements and currently is in discussions with potential financing sources.  There can be no assurance, however, that any potential financing arrangements will be available and, if available, can be obtained on terms favorable to Chapeau or in amounts sufficient to meet Chapeau’s financial needs.

On August 8, 2008, the Board received a demand for the calling of a special meeting of the shareholders of Chapeau from Saga Capital Management, LLC (“Saga:”) as the manger of Calim Venture Partners II, LLC, Calim Bridge Partners I, LLC and Calim Bridge Partners II, LLC (collectively, the “Calim Entities”).  Saga has asserted that the Calim Entities collectively own more then ten percent of Chapeau.  In the demand, Sage indicates that the purpose of the special meeting shall be to “remove each current member of the board of directors....with or without cause” and “elect three persons to the board to replace the members removed.”  However, the demand does not identify Saga’s proposed candidates.  The Board believes that the uncertainty created by this demand may adversely impact the ability of Chapeau to raise the funding necessary to meet its immediate financial needs.

Chapeau is currently not registered under the Securities Exchange Act of 1934.  As such, this and all other filings made by Chapeau pursuant to the Securities Exchange Act of 1934 are made on a voluntary basis.

The disclosure in this Current Report on Form 8-K contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon Chapeau’s current expectations and speak only as of the date hereof. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions as they relate to Chapeau or its management are intended to identify such forward-looking statements. Chapeau’s actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements. For a discussion of additional factors that may affect actual results, investors or interested parties should refer to Chapeau’s filings with the U.S. Securities and Exchange Commission; in particular, its most recent Annual Report on Form 10-K, most current Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 and other subsequent filings as may be relevant. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHAPEAU, INC.

Date: August 18, 2008	By: /s/ Steven C. Lagorio
Name: Steven C. Lagorio
Title: Chief Financial Officer